EXHIBIT 21

List of Subsidiaries

Name of Subsidiary	State of Incorporation

Genotec Acquisition Corporation	New Jersey
(d.b.a. Genotec Nutritionals, Inc.)

Genotec Brokerage Corp.	New Jersey